                                                                    EXHIBIT 99.1


INDEPENDENT AUDITORS' REPORT



Shareholders and Board of Trustees
Vornado Realty Trust
Saddle Brook, New Jersey

We have audited the accompanying consolidated balance sheets of Vornado Realty Trust and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedules listed in the Index at Item 14. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Vornado Realty Trust and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP
Parsippany, New Jersey
March 12, 1997

CONSOLIDATED BALANCE SHEETS

===========================================================================================
(amounts in thousands except share amounts)           DECEMBER 31, 1996   December 31, 1995

-------------------------------------------------------------------------------------------
ASSETS:
Real estate, at cost:
      Land                                                 $ 61,278           $ 61,278
      Buildings and improvements                            327,485            314,265
      Leasehold improvements and equipment                    8,535              6,933
-------------------------------------------------------------------------------------------
            Total                                           397,298            382,476
-------------------------------------------------------------------------------------------
      Less accumulated depreciation and
         amortization                                       151,049            139,495
-------------------------------------------------------------------------------------------
            Real estate, net                                246,249            242,981
-------------------------------------------------------------------------------------------
Cash and cash equivalents, including U.S.
  government obligations under
  repurchase agreements of $17,036 and $12,575               89,696             19,127
Marketable securities                                        27,549             70,997
Investment in and advances to Alexander's, Inc.             107,628            109,686
Investment in and advances to Vornado
  Management Corp.                                            5,193              5,074
Due from officer                                              8,418              8,418
Accounts receivable, net of allowance for
  doubtful accounts of $575 and $578                          9,786              7,086
Officer's deferred compensation expense                      22,917               --
Mortgage note receivable                                     17,000               --
Receivable arising from the straight-lining of rents         17,052             14,376
Other assets                                                 13,716             13,751




-------------------------------------------------------------------------------------------
                                                           $565,204           $491,496
===========================================================================================

=============================================================================================

(amounts in thousands except share amounts)            DECEMBER 31, 1996    December 31, 1995
---------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Notes and mortgages payable                                $ 232,387            $ 233,353
Due for U.S. Treasury Obligations                              9,636               43,875
Accounts payable and accrued expenses                          9,905                6,545
Deferred leasing fee income                                    8,373                8,888
Officer's deferred compensation payable                       25,000                 --
Other liabilities                                              3,646                4,561

---------------------------------------------------------------------------------------------
          Total liabilities                                  288,947              297,222

---------------------------------------------------------------------------------------------
Commitments and contingencies
Shareholders' equity:
       Preferred shares of beneficial interest:
          no par value per share; authorized,
          1,000,000 shares; issued, none
       Common shares of beneficial interest:
          $.04 par value per share; authorized,
          50,000,000 shares; issued, 26,547,680
          and 24,246,913 shares                                1,044                  970
       Additional capital                                    358,874              279,231
       Deficit                                               (77,574)             (79,380)
---------------------------------------------------------------------------------------------
                                                             282,344              200,821
       Unrealized (loss) on securities available
         for sale                                               (998)              (1,362)
       Due from officers for purchase of common
        shares of beneficial interest                         (5,089)              (5,185)

---------------------------------------------------------------------------------------------
          Total shareholders' equity                         276,257              194,274






---------------------------------------------------------------------------------------------
                                                            $565,204             $491,496

=============================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

===============================================================================================

                                                   YEAR ENDED      Year  Ended       Year Ended
(amounts in thousands                             DECEMBER 31,     December 31,     December 31,
except share amounts)                                    1996             1995             1994
-----------------------------------------------------------------------------------------------
Revenues:
       Property rentals                             $  87,424        $  80,429        $  70,755
       Expense reimbursements                          26,644           24,091           21,784
       Other income (including fee income
        from related parties of $2,569,
        $4,123 and $1,144)                              2,819            4,198            1,459
-----------------------------------------------------------------------------------------------
Total revenues                                        116,887          108,718           93,998
-----------------------------------------------------------------------------------------------
Expenses:
       Operating                                       36,412           32,282           30,223
       Depreciation and amortization                   11,589           10,790            9,963
       General and administrative                       5,167            6,687            6,495
       Amortization of officer's deferred
        compensation expense                            2,083             --               --
-----------------------------------------------------------------------------------------------
Total expenses                                         55,251           49,759           46,681

-----------------------------------------------------------------------------------------------
Operating income                                       61,636           58,959           47,317

-----------------------------------------------------------------------------------------------
Income/(loss) applicable to Alexander's:
       Equity in income (loss)                          1,679           (1,972)            --
       Depreciation                                      (571)            (417)            --
       Interest income on loan                          6,848            6,343             --
Income from investment in and advances to
  Vornado Management Corp.                              1,855              788             --
Interest income on mortgage note receivable             2,579             --               --
Interest and dividend income                            3,151            5,439            7,489
Interest and debt expense                             (16,726)         (16,426)         (14,209)
Net gain on marketable securities                         913              294              643

-----------------------------------------------------------------------------------------------
       NET INCOME                                   $  61,364        $  53,008        $  41,240
-----------------------------------------------------------------------------------------------
NET INCOME PER SHARE based on 24,603,442,
23,579,669, and 21,853,720 shares outstanding       $    2.49        $    2.25        $    1.89

===============================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

=========================================================================================================================

                                                                                    Unrealized
                                                                                    Gain (loss)                     Total
(amounts in thousands                                                            on Securities          Due        Share-
except share amounts)                        Common     Additional                   Available         from      holders'
                                             Shares        Capital     Deficit        for Sale     Officers        Equity

-------------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1993                 $     864    $ 197,575    $ (77,517)    $    --        $  (5,185)    $ 115,737
Unrealized gains on securities
    available for sale at
    January 1, 1994                             --           --           --           8,565           --           8,565
Net income                                      --           --         41,240          --             --          41,240
Dividends paid ($2.00 per share)                --           --        (43,236)         --             --         (43,236)
Common shares issued under
    employees' share plans                         2          609         --            --             --             611
Change in unrealized gains (losses)
    on securities available for sale            --           --           --          (6,229)          --          (6,229)
-------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1994                       866      198,184      (79,513)        2,336         (5,185)      116,688
Net income                                      --           --         53,008          --             --          53,008
Net proceeds from issuance of
    common shares                                100       79,731         --            --             --          79,831
Dividends paid ($2.24 per share)                --           --        (52,875)         --             --         (52,875)
Common shares issued under
    employees' share plans                         4        1,316         --            --             --           1,320
Change in unrealized gains (losses)
    on securities available for sale            --           --           --          (3,698)*         --          (3,698)
-------------------------------------------------------------------------------------------------------------------------

BALANCE, December 31, 1995                       970      279,231      (79,380)       (1,362)        (5,185)      194,274
Net income                                      --           --         61,364          --             --          61,364
Net proceeds from issuance of
    common shares                                 60       73,000         --            --             --          73,060
Dividends paid ($2.44 per share)                --           --        (59,558)         --             --         (59,558)
Common shares issued under
    employee's share plans                        14        6,643         --            --             --           6,657
Change in unrealized gains (losses)
    on securities available for sale            --           --           --             364           --             364
Forgiveness of amount due from officers         --           --           --            --               96            96
-------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996                 $   1,044    $ 358,874    $ (77,574)    $    (998)     $  (5,089)    $ 276,257
=========================================================================================================================


* Includes $3,435 in unrealized gains attributable to the Company's investment in the common stock of Alexander's, Inc. (see Note 3).

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

===========================================================================================================

                                                                    YEAR ENDED    Year Ended     Year Ended
                                                                   DECEMBER 31,  December 31,   December 31,
(amounts in thousands)                                                    1996          1995           1994
-----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                       $  61,364     $  53,008      $  41,240

    Adjustments to reconcile income to net cash
       provided by continuing operations:
       Depreciation and amortization (including
         debt issuance costs)                                           12,586        11,779         10,839
       Amortization of officer's deferred
         compensation expense                                            2,083          --             --
       Straight-lining of rental income                                 (2,676)       (2,569)        (2,181)
       Equity in (income) loss of Alexander's
         including depreciation of $571 and $417                        (1,108)        2,389           --
       Net gain on marketable securities                                  (913)         (294)          (643)
    Changes in assets and liabilities:
       Trading securities                                               (2,009)       (2,069)         1,485
       Accounts receivable                                              (2,700)       (2,188)          (699)
       Accounts payable and accrued expenses                             3,360         2,270         (3,920)
       Other                                                               716           556            827
-----------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                               70,703        62,882         46,948
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Investment in mortgage note receivable                             (17,000)         --             --
    Additions to real estate                                           (14,822)      (16,644)       (25,417)
    Investment in and advances to Alexander's                             --        (100,482)          --
    Investment in and advances to Vornado
       Management Corp.                                                   --          (5,074)          --
    Purchases of securities available for sale                            --          (4,027)          --
    Proceeds from sale or maturity of securities
       available for sale                                               46,734        22,336          9,983
-----------------------------------------------------------------------------------------------------------

Net cash provided by (used by) investing activities                     14,912      (103,891)       (15,434)
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net proceeds from issuance of common shares                         73,060        79,831           --
    Proceeds from borrowings on U.S. Treasury obligations               10,000        40,000         11,428
    Repayment of borrowings on U.S. Treasury obligations               (44,239)      (30,400)          --
    Proceeds from borrowings on revolving credit facility               10,000        60,000           --
    Repayments on mortgages and revolving credit facility              (10,966)      (60,807)          (877)
    Costs of refinancing debt                                             --            (492)          --
    Dividends paid                                                     (59,558)      (52,875)       (43,236)
    Exercise of share options                                            6,657         1,320            611
-----------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                    (15,046)       36,577        (32,074)

-----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                    70,569        (4,432)          (560)
Cash and cash equivalents at beginning of year                          19,127        23,559         24,119

-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                             $  89,696     $  19,127      $  23,559

-----------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash payments for interest                                       $  15,695     $  15,881      $  14,915

-----------------------------------------------------------------------------------------------------------
NON-CASH TRANSACTIONS:
    Deferred officer's compensation expense and related liability    $  25,000          --             --
    Unrealized (loss)gain on securities
       available for sale                                            $     364     $  (3,698)*    $   2,336

===========================================================================================================


* Reflects a reduction of $3,435 to the Company's investment in Alexander's as a result of the change from fair value to the equity method of accounting.

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


1.  ORGANIZATION AND BUSINESS

On May 6, 1993, Vornado, Inc. merged into Vornado Realty Trust, a Maryland real estate investment trust ("REIT"). Vornado Realty Trust was formed on March 29, 1993, as a wholly-owned subsidiary of Vornado, Inc., specifically for the purpose of the merger.

The Company is a fully-integrated REIT which owns, leases, develops, redevelops and manages retail and industrial properties primarily located in the Midatlantic and Northeast regions of the United States. In addition, the Company owns 29.3% of the common stock of Alexander's, Inc. which has nine properties in the New York City region.

2.  SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES

BASIS OF PRESENTATION: The accompanying consolidated financial statements include the accounts of Vornado Realty Trust and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated.

The consolidated financial statements are prepared in conformity with generally accepted accounting principles. Management has made estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

REAL ESTATE: Real estate is carried at cost, net of accumulated depreciation and amortization. Betterments, major renewals and certain costs directly related to the acquisition, improvement and leasing of real estate are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is provided on a straight-line basis over the assets, estimated useful lives. Additions to real estate include interest expense capitalized during construction of $442,000 and $1,582,000 for the years ended December 31, 1995 and 1994.

The Company's policy is to assess any impairment in value by making a comparison of the current and projected operating cash flows of each of its properties into the foreseeable future on an undiscounted basis, to the carrying amount of such property. Such carrying amount would be adjusted, if necessary, to reflect an impairment in the value of the asset.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents consist of highly liquid investments purchased with original maturities of three months or less.

MARKETABLE SECURITIES: Marketable securities are carried at fair market value. The Company has classified debt and equity securities which it intends to hold for an indefinite period of time as securities available for sale and equity securities it intends to buy and sell on a short term basis as trading securities. Unrealized gains and losses are included in earnings for trading securities and as a component of shareholder's equity for securities available for sale. Realized gains or losses on the sale of securities are recorded based on average cost.

REVENUE RECOGNITION: Base rents, additional rents based on tenants' sales volume and reimbursement of the tenants' share of certain operating expenses are generally recognized when due from tenants. The straight-line basis is used to recognize base rents under leases entered into after November 14, 1985 which provide for varying rents over the lease terms.

INCOME TAXES: The Company operates in a manner intended to enable it to continue to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986 as amended. Under those sections, a REIT which distributes at least 95% of its REIT taxable income as a dividend to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. The Company has distributed to shareholders an amount greater than its taxable income. Therefore, no provision for Federal income taxes is required.

================================================================================


2.  SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES - CONTINUED

The net basis of the Company's assets and liabilities for both financial reporting purposes and tax purposes is approximately the same.

AMOUNTS PER SHARE: Amounts per share are computed based upon the weighted average number of shares outstanding during the year and the dilutive effect of stock options.


3.  INVESTMENT IN AND ADVANCES TO
    ALEXANDER'S

In March 1995, the Company purchased all of the 1,353,468 shares of common stock of Alexander's then owned by Citibank, N.A. ("Citibank"), representing 27.1% of the outstanding shares of common stock of Alexander's for $40.50 per share in cash or $56,615,000 (including $1,800,000 of costs incurred in the purchase). As a result of the acquisition, the Company owns 29.3% of the common stock of Alexander's and has changed its accounting for its investment in Alexander's to the equity method. This required a reduction of its investment by the unrealized gain recorded in shareholders' equity at December 31, 1994, of $3,435,000. Prior years' financial statements were not restated as a result of the change in accounting for the Company's investment in Alexander's due to it not being material. In accordance with purchase accounting, Vornado's investment in Alexander's in excess of carrying amounts has been allocated two-thirds to land and one-third to building. The building allocation in excess of Alexander's carrying amount is being depreciated over a 35 year period.

Also, in March 1995, the Company lent Alexander's $45 million, the subordinated tranche of a $75 million secured financing, the balance of which was funded by a bank. The Company's loan has a three-year term and bears interest at 16.43% per annum for the first two years and at a fixed rate for the third year of 992 basis points over the one-year Treasury bill rate. In addition, the Company received a loan origination fee of $1,500,000 from Alexander's to be amortized over the term of the loan.


Investment in and advances to Alexander's consists of:

========================================================================================================
                                                                  December 31, 1996    December 31, 1995

--------------------------------------------------------------------------------------------------------
   Common stock, net of $989,000 and $417,000 of
      accumulated depreciation of buildings (at fair value)         $  56,952,000         $  58,693,000
   Loan receivable                                                     45,000,000            45,000,000
   Deferred loan origination income                                      (583,000)           (1,083,000)
   Leasing fees and other receivables                                   5,901,000             8,182,000
   Equity in loss since March 2, 1995                                   (293,000)            (1,972,000)
   Deferred expenses                                                      651,000               866,000
-------------------------------------------------------------------------------------------------------
                                                                    $ 107,628,000         $ 109,686,000
-------------------------------------------------------------------------------------------------------

================================================================================

Below are summarized Balance Sheets and Statements of Operations of Alexander's:

==============================================================================================================
                                                                              December 31,        December 31,
                                                                                  1996               1995
--------------------------------------------------------------------------------------------------------------
Balance Sheets:
    Assets:
      Real estate, net                                                       $ 181,005,000       $ 150,435,000
      Cash                                                                       5,480,000           8,471,000
      Other assets                                                              25,100,000          39,635,000
                                                                             -------------       -------------
                                                                             $ 211,585,000       $ 198,541,000
                                                                             =============       =============

    Liabilities and Stockholders' Equity:
      Debt                                                                   $ 192,347,000       $ 182,883,000
      Other liabilities                                                         13,674,000          34,794,000
      Stockholders' equity                                                       5,564,000         (19,136,000)
                                                                             -------------       -------------
                                                                             $ 211,585,000       $ 198,541,000
                                                                             =============       =============

==============================================================================================================
                                                                               Year Ended       Period from
                                                                              December 31,    March 2, 1995 to
                                                                                  1996       December 31, 1995

--------------------------------------------------------------------------------------------------------------

Statements of Operations:
    Revenues                                                                 $ 21,833,000        $ 11,734,000
    Expenses                                                                   12,092,000           9,255,000
                                                                             ------------        ------------
    Operating income                                                            9,741,000           2,479,000
    Interest and debt expense                                                 (13,934,000)        (11,330,000)
    Interest and other income                                                   2,918,000           1,651,000
    Gain on reversal of liability for post-retirement
      healthcare benefits                                                      14,372,000                --
                                                                             ------------        ------------
    Income (loss) from continuing operations before income tax benefit         13,097,000          (7,200,000)
    Reversal of deferred taxes                                                       --               469,000
                                                                             ------------        ------------
    Income (loss) from continuing operations                                 $ 13,097,000        $ (6,731,000)
                                                                             ============        ============

    Vornado's 29.3% equity in income (loss) before adjustment                $  3,837,000        $ (1,972,000)
    Adjustment for the portion of the reversal of a liability
      previously considered in its purchase price allocation                   (2,158,000)               --
                                                                             ------------        ------------
    Vornado's 29.3% equity in income (loss)                                  $  1,679,000        $ (1,972,000)
                                                                             ============        ============

-------------------------------------------------------------------------------------------------------------

================================================================================

3.  INVESTMENT IN AND ADVANCES TO
      ALEXANDER'S - CONTINUED

In March 1995, the Company and Alexander's entered into a three-year management and development agreement (the "Management Agreement"). The annual management fee payable to the Company by Alexander's is $3,000,000, plus 6% of development costs with a minimum guaranteed fee for the development portion of $1,650,000 in the first year and $750,000 in each of the second and third years. On July 6, 1995, the Company assigned this Management Agreement to Vornado Management Corp.

The fee pursuant to the Management Agreement is in addition to the leasing fee the Company receives from Alexander's under the leasing agreement (the "Leasing Agreement") which has been in effect since 1992 and was extended to be coterminous with the term of the Management Agreement. The Company recognized leasing fee income of $695,000 and $1,448,000 in 1996 and 1995. The Leasing Agreement provides for the Company to generally receive a fee of (i) 3% of sales proceeds and (ii) 3% of lease rent for the first ten years of a lease term, 2% of lease rent for the eleventh through the twentieth years of a lease term and 1% of lease rent for the twenty-first through thirtieth year of a lease term. Subject to the payment of rents by Alexander's tenants, the Company is due $5,565,000 at December 31, 1996. Such amount is receivable annually in an amount not to exceed $2,500,000 until the present value of such installments (calculated at a discount rate of 9% per annum) equals the amount that would have been paid had it been paid on September 21, 1993, or at the time the transactions which gave rise to the commissions occurred, if later.

During 1996, leasing fees receivable and deferred leasing fee income were adjusted to reflect (i) a decrease of $1,717,000 resulting from the rejection of a lease by an Alexander's tenant in March 1996 and (ii) an increase of $1,738,000 resulting from the releasing of a portion of this space.

As of December 31, 1996, Interstate Properties owned 24.4% of the common shares of the Company and 27.1% of Alexander's common stock. Steven Roth is the Chairman of the Board and Chief Executive Officer of the Company, the Managing General Partner of Interstate Properties and the Chief Executive Officer and a director of Alexander's. Effective March 2, 1995, for a three-year period, the Company and Interstate agreed not to own in excess of two-thirds of Alexander's common stock or to enter into certain other transactions with Alexander's, other than the transactions described above, without the consent of Alexander's independent directors.

================================================================================


4.  MARKETABLE SECURITIES

    The aggregate cost and market value of securities held at December 31, 1996 and 1995 were as follows:


===============================================================================================

                                           December 31, 1996             December 31, 1995
                                           -----------------             -----------------

                                          Cost           Market         Cost           Market

-----------------------------------------------------------------------------------------------
Securities available for sale:
   U.S.treasury obligations            $10,228,000    $10,247,000    $56,065,000    $56,621,000
   Other equity and debt securities     10,811,000      9,794,000     10,802,000      8,884,000
-----------------------------------------------------------------------------------------------
                                        21,039,000     20,041,000     66,867,000     65,505,000

Trading securities - equity              7,260,000      7,508,000      5,384,000      5,492,000
-----------------------------------------------------------------------------------------------

Total                                  $28,299,000    $27,549,000    $72,251,000    $70,997,000
===============================================================================================


Gross unrealized gains and losses at December 31, 1996 and 1995 were as follows:

==================================================================================================

                                            December 31, 1996                December 31, 1995
                                            -----------------                -----------------

                                          Gains          (Losses)          Gains         (Losses)

--------------------------------------------------------------------------------------------------
Securities available for sale:
   U.S.treasury obligations            $    19,000            --       $   556,000            --
   Other equity and debt securities        339,000     $(1,356,000)         90,000     $(2,008,000)
--------------------------------------------------------------------------------------------------
                                           358,000      (1,356,000)        646,000      (2,008,000)

Trading securities - equity                248,000            --           108,000            --
--------------------------------------------------------------------------------------------------

Total                                  $   606,000     $(1,356,000)    $   754,000     $(2,008,000)

==================================================================================================

The U.S. treasury obligations at December 31, 1996, $10,228,000 (market value $10,247,000) mature in the fourth quarter of 1997.

U.S. treasury obligations with a fair market value of $10,247,000 and $56,621,000 were held as collateral for amounts due for U.S. treasury obligations at December 31, 1996 and 1995. Amounts due for U.S. treasury obligations bear variable interest rates which averaged 5.79% and 6.08% for the years ended December 31, 1996 and 1995.

================================================================================

5.  MORTGAGE NOTE RECEIVABLE

In January 1996, the Company provided $17 million of debtor-in-possession financing to Rickel Home Centers, Inc. ("Rickel"), which is operating under Chapter 11 of the Bankruptcy Code. The loan is secured by 27 of Rickel's leasehold properties and has a remaining term through January 1998, plus a one year extension, but is due not later than the date on which Rickel's plan of reorganization is confirmed. The loan bears interest at 13.2% per annum and at a fixed rate of LIBOR plus 7.50% for the extension period. In addition, the Company receives a loan origination fee of 2% for each year the loan is outstanding.

6.  FAIR VALUE OF FINANCIAL
    INSTRUMENTS

The Company estimated the fair value of its financial instruments using the following methods and assumptions: (1) quoted market prices are used to estimate the fair value of marketable securities; (2) discounted cash flows at the current rate at which similar loans would be made to borrowers with similar credit ratings for the remaining term are used to estimate the fair value of the loans receivable from Alexander's, the mortgage note receivable and mortgages payable and (3) carrying amounts in the balance sheet approximate fair value for cash and cash equivalents, marketable securities, due from officer and amounts due for U.S. Treasury obligations.

============================================================================================

                                       December 31, 1996             December 31, 1995
                                       -----------------             -----------------
                                     Carrying          Fair        Carrying          Fair
                                        Value         Value           Value         Value

--------------------------------------------------------------------------------------------

Loan receivable from Alexander's    $45,000,000    $45,100,000    $45,000,000    $46,100,000
Mortgage note receivable             17,000,000     17,000,000           --             --
Notes and mortgages payable         232,387,000    227,100,000    233,353,000    233,900,000
============================================================================================


7. NOTES AND MORTGAGES PAYABLE

Notes and mortgages payable at December 31, 1996 are comprised of $227,000,000 of secured notes due December 1, 2000, with interest at a fixed rate of 6.36% per annum and three other mortgages aggregating $5,387,000.

Notes and mortgages by range of interest rates are as follows:

================================================================================
Interest rate                                               Principal amount

--------------------------------------------------------------------------------
         5.25%                                                $  3,635,000
         6.36%                                                 227,000,000
         8.00%                                                     826,000
         8.25%                                                     926,000
================================================================================

================================================================================


The net carrying value of properties securing the notes and mortgages amounted to $166,833,000 at December 31, 1996. As at December 31, 1996, the maturities for the next five years are as follows:


================================================================================
 Year ending December 31:                                            Amount
--------------------------------------------------------------------------------
             1997                                               $  1,046,000
             1998                                                    870,000
             1999                                                    535,000
             2000                                                227,295,000
             2001                                                    310,000
================================================================================

On February 27, 1995, the Company entered into a three-year unsecured revolving credit facility with a bank providing for borrowings of up to $75,000,000. Borrowings bear annual interest, at the Company's election, at LIBOR plus 1.35% or the higher of the federal funds rate plus .50% or the prime rate. At December 31, 1996 the Company had no borrowings outstanding under the facility.

8.  EMPLOYEES' SHARE OPTION PLAN

Under the Omnibus Share Plan (the "Plan"), various officers and key employees have been granted incentive share options and non-qualified options to purchase common shares. Options granted are at prices equal to 100% of the market price of the Company's shares at the date of grant, vest on a graduated basis, becoming fully vested 27 months after grant (with the exception of 1,750,000 shares granted in connection with Mr. Fascitelli's employment agreement which becomes fully vested after 60 months), and expire ten years after grant.

The Plan also provides for the award of Stock Appreciation Rights, Performance Shares and Restricted Stock, as defined, none of which have been awarded as of December 31, 1996.

In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 requires expanded disclosures of stock-based compensation arrangements with employees, and encourages, but does not require compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply Accounting Principles Board Opinion No. 25 ("APB 25"), which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB 25 to its stock-based compensation awards to employees.

If compensation cost for Plan awards had been determined based on fair value at the grant dates, net income and income per share would have been reduced to the pro-forma amounts below, for the years ended December 31, 1996 and 1995:


==============================================================================

                                                 DECEMBER 31,      December 31,
                                                        1996              1995
------------------------------------------------------------------------------

Net income:
   As reported                                   $61,364,000       $53,008,000
   Pro-forma                                      60,613,000        52,875,000

Net income per share:
   As reported                                   $      2.49       $      2.25
   Pro-forma                                            2.46              2.24
==============================================================================


The pro-forma effect of applying SFAS 123 is not necessarily indicative of the effect on reported net income for future years.

================================================================================

The fair value of each option grant is estimated on the date of grant using the Binomial option-pricing model with the following weighted-average assumptions used for grants in the periods ending December 31, 1996 and 1995.

==============================================================================
                                                   DECEMBER 31,    December 31,
                                                          1996            1995
------------------------------------------------------------------------------

Expected volatility                                         26%             26%
Expected life                                           5 years         5 years
Risk-free interest rate                                    5.6%            7.1%
Expected dividend yield                                    5.1%            6.0%

==============================================================================

A summary of the Plan's status, and changes during the years then ended, is presented below:

===================================================================================================================================

                                                                            DECEMBER 31, 1996               December 31, 1995
                                                                          ---------------------           -------------------
                                                                                   Weighted-Average                Weighted-Average
                                                                       Shares      Exercise Price      Shares      Exercise Price

-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at January 1                                               539,940        $24.53           557,568        $21.35
Granted                                                              1,870,750         46.27            75,000         35.50
Exercised                                                             (340,997)        19.51           (92,628)        14.30
-----------------------------------------------------------------------------------------------------------------------------------

Outstanding at December 31                                           2,069,693        $45.01           539,940        $24.53
-----------------------------------------------------------------------------------------------------------------------------------

Options exercisable at December 31                                     210,385                         442,506

Weighted-average fair value of options granted during the
   year ended December 31 (per option)                              $     9.50                        $   7.24

===================================================================================================================================

The following table summarizes information about options outstanding under the Plan at December 31, 1996:

============================================================================================================================

                                            Options Outstanding                                  Options Exercisable
                      -------------------------------------------------------------      -----------------------------------
                           Number             Weighted-Average                                Number
    Range of           Outstanding at             Remaining        Weighted-Average       Exercisable at    Weighted-Average
   Exercise Prices    December 31, 1996       Contractual Life      Exercise Price       December 31, 1996   Exercise Price

----------------------------------------------------------------------------------------------------------------------------

   $12 to $23               26,434                6.0 Years              $22                  26,434               $22
    34 to 38               293,259                8.1 Years               36                 183,951                35
       47                1,750,000               10.0 Years               47                    -                   -
----------------------------------------------------------------------------------------------------------------------------

   $12 to $47            2,069,693                8.0 Years              $45                 210,385               $34

============================================================================================================================

Shares available for future grant at December 31, 1996 were 882,066.

================================================================================

9.  RETIREMENT PLAN

The Company's qualified retirement plan covers all full-time employees. The Plan provides annual pension benefits that are equal to 1% of the employee's annual compensation for each year of participation.

The funding policy is in accordance with the minimum funding requirements of ERISA.

Pension expense includes the following components:


==================================================================================================================

                                                                            YEAR             Year             Year
                                                                           ENDED            Ended            Ended
                                                                    DECEMBER 31,     December 31,     December 31,
                                                                            1996             1995             1994
------------------------------------------------------------------------------------------------------------------

Service cost -- benefits earned during the period                      $ 108,000        $  70,000        $  81,000
Interest cost on projected benefit obligation                            544,000          573,000          558,000
Actual return on assets                                                 (179,000)        (307,000)         130,000
Net amortization and deferral                                            (59,000)          66,000         (359,000)
------------------------------------------------------------------------------------------------------------------
   Net pension expense                                                 $ 414,000        $ 402,000        $ 410,000

------------------------------------------------------------------------------------------------------------------
Assumptions used in determining the net pension expense were:

==================================================================================================================
Discount rate                                                             7-1/2%           7-1/4%           8-1/2%
Rate of increase in compensation levels                                   5-1/2%           6-1/2%           6-1/2%
Expected rate of return on assets                                             8%               8%               8%

------------------------------------------------------------------------------------------------------------------


The following table sets forth the Plan's funded status and the amount recognized in the Company's balance sheet:

====================================================================================

                                                        DECEMBER 31,    December 31,
                                                                1996            1995

------------------------------------------------------------------------------------

Actuarial present value of benefit obligations:
   Vested benefit obligation                             $ 7,590,000     $ 7,652,000
------------------------------------------------------------------------------------

   Accumulated benefit obligation                        $ 7,657,000     $ 7,717,000
------------------------------------------------------------------------------------

   Projected benefit obligation                          $ 8,028,000     $ 8,066,000
   Plan assets at fair value                               3,915,000       3,494,000
------------------------------------------------------------------------------------

Projected benefit obligation in excess of plan assets      4,113,000       4,572,000
Unrecognized net obligations                              (2,135,000)     (2,122,000)
Adjustment required to recognize minimum liability         1,764,000       1,773,000
------------------------------------------------------------------------------------
Accrued pension costs                                    $ 3,742,000     $ 4,223,000
====================================================================================


Plan assets are invested in U.S. government obligations and securities backed by U.S. government guaranteed mortgages.
--------------------------------------------------------------------------------

================================================================================

10.  LEASES

As lessor:

The Company leases properties to tenants. The lease terms range from less than five years for smaller tenant spaces to as much as thirty years for major tenants. Most of the leases provide for the payment of fixed base rentals payable monthly in advance, and for the payment by the lessee of additional rents based on a percentage of the tenants' sales as well as reimbursements of real estate taxes, insurance and maintenance. As of December 31, 1996, future base rental revenue under noncancellable operating leases, excluding rents for leases with an original term of less than one year and rents resulting from the exercise of renewal options, is as follows:


================================================================================

Year ending December 31:                                              Amount

--------------------------------------------------------------------------------

   1997                                                          $ 85,477,000
   1998                                                            84,678,000
   1999                                                            80,532,000
   2000                                                            75,029,000
   2001                                                            70,697,000
   Thereafter                                                     522,152,000
--------------------------------------------------------------------------------


These amounts do not include rentals based on tenants' sales. These percentage rents approximated $936,000, $959,000 and $887,000 for the years ended December 31, 1996, 1995 and 1994. Bradlees accounted for 22% of property rentals for the year ended December 31, 1996. In June 1995, Bradlees filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company currently leases 17 locations to Bradlees. Of these locations, 14 are fully guaranteed by Stop & Shop Companies, Inc. ("Stop & Shop"), a wholly-owned subsidiary of Royal Ahold NV, a leading international food retailer, and one is guaranteed as to 70% of the rent. During 1996, Bradlees rejected three leases and assigned one lease to Kohl's Department Stores, Inc. These four leases are fully guaranteed by Stop & Shop. In January 1997, Bradlees received Bankruptcy Court approval to close one of the two stores whose leases are not guaranteed by Stop & Shop. Montgomery Ward & Co., Inc. remains liable with respect to the rent it was obligated to pay as a previous lessor on eight of the leases guaranteed by Stop & Shop - approximately 70% of current rent.


As lessee:

The Company is a tenant under leases for certain properties. These leases will expire principally during the next twenty years. Future minimum lease payments under operating leases at December 31, 1996, are as follows:

================================================================================

Year ending December 31:                                              Amount

--------------------------------------------------------------------------------

   1997                                                           $ 1,808,000
   1998                                                             1,819,000
   1999                                                             1,743,000
   2000                                                             1,578,000
   2001                                                             1,567,000
   Thereafter                                                      28,261,000
================================================================================

Rent expense was $1,465,000, $1,395,000 and $1,313,000 for the years ended December 31, 1996, 1995 and 1994.

================================================================================

11. CONTINGENCIES

In order to comply with environmental laws and with relevant health-based standards, the Company has an active monitoring and maintenance program for asbestos-containing materials ("ACMs") on its properties. The Company's program to remove friable ACMs has been completed, except for one location. Pursuant to the lease for this location, it is the tenant's responsibility to remove such ACMs. The Company has received an estimate of $500,000 to remove such ACMs; if the Company has to make such expenditure, it will not have a material adverse effect on the Company's financial condition or results of operations.

The Company also has certain other existing and potential environmental liabilities with respect to compliance costs relating to underground storage tanks and cleanup costs relating to tanks at three Company sites at which preexisting contamination was found.

The Company believes that known and potential environmental liabilities will not have a material adverse effect on the Company's business, assets or results of operation. However, there can be no assurance that the identification of new areas of contamination, change in the extent or known scope of contamination, the discovery of additional sites, or changes in cleanup requirements would not result in significant costs to the Company.

At December 31, 1996, the Company had outstanding $600,000 of real estate related standby letters of credit which were drawn under a $5,000,000 unsecured line of credit with a bank bearing interest at prime.

From time-to-time, the Company has disposed of substantial amounts of real estate to third parties for which, as to certain properties, it remains contingently liable for rent payments or mortgage indebtedness.

There are various legal actions against the Company in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the outcome of such matters will not have a material effect on the Company's financial condition or results of operations.

12. REPURCHASE AGREEMENTS

The Company enters into agreements for the purchase and resale of U.S. government obligations for periods of up to one week. The obligations purchased under these agreements are held in safekeeping in the name of the Company by various money center banks. The Company has the right to demand additional collateral or return of these invested funds at any time the collateral value is less than 102% of the invested funds plus any accrued earnings thereon.

================================================================================

13.   VORNADO MANAGEMENT CORP.

In July 1995, the Company assigned its Management Agreement with Alexander's (see Note 3) to Vornado Management Corp. ("VMC"). In exchange, the Company received 100% of the non-voting preferred stock of VMC which entitles it to 95% of the distributions by VMC to its shareholders. Steven Roth and Richard West, Trustees of the Company, own the common stock of VMC. In addition, the Company lent $5,000,000 to VMC for working capital purposes under a three-year term loan bearing interest at the prime rate plus 2%. VMC is responsible for its pro-rata share of compensation and fringe benefits of employees and 30% of other expenses which are common to both Vornado and VMC. This entity is not consolidated and accordingly, the Company accounts for its investment in VMC on the equity method. Below is a summarized Statement of Operations of VMC:

===================================================================================
                                                                        Period from
                                                     Year Ended     July 6, 1995 to
                                              December 31, 1996   December 31, 1995

-----------------------------------------------------------------------------------
Revenues:
   Management fees from Alexander's                 $ 5,343,000         $ 2,250,000
Expenses:
   General and administrative                        (2,691,000)         (1,130,000)
   Interest, net                                       (282,000)           (115,000)
-----------------------------------------------------------------------------------
Income before income taxes                            2,370,000           1,005,000
Income taxes                                           (968,000)           (411,000)
-----------------------------------------------------------------------------------
   Net income                                         1,402,000             594,000
Preferred dividends                                  (1,332,000)           (565,000)
-----------------------------------------------------------------------------------
Net income available to common shareholders         $    70,000         $    29,000
===================================================================================
Vornado's 95% equity in income                      $ 1,332,000         $   565,000
===================================================================================

14.   RELATED PARTY TRANSACTIONS

On December 2, 1996, Michael D. Fascitelli became the President of the Company and was elected to the Company's Board. Mr. Fascitelli signed a five-year employment contract under which, in addition to his annual salary, he received a deferred payment consisting of $5,000,000 in cash and a $20,000,000 convertible obligation payable at the Company's option in 459,770 of its Common Shares or the cash equivalent of their appreciated value. Accordingly, cash of $5,000,000 and 459,770 Common Shares (which are not considered outstanding for accounting purposes) are being held in an irrevocable trust. The deferred payment obligation to Mr. Fascitelli vests as of December 2, 1997. Further,
Mr. Fascitelli was granted options for 1,750,000 Common Shares of the Company.

At December 31, 1996, the loans due from Mr. Roth ($13,122,500), Mr. Rowan ($299,000) and Mr. Macnow ($268,000) in connection with their stock option exercises aggregated $13,599,000 ($5,089,000 of which is shown as a reduction in shareholders' equity). The loans bear interest at a

================================================================================

rate equal to the broker call rate (7.0% at December 31, 1996) but not less than the minimum applicable federal rate provided under the Internal Revenue Code. Interest on the loan to Mr. Roth is payable quarterly. Mr. Roth's loan is due on December 29, 1997. The Company has agreed that on each January 1st (commencing January 1, 1997) to forgive one-fifth of the amounts due from Mr. Rowan and Mr. Macnow, provided that they remain employees of the Company.

The Company currently manages and leases the real estate assets of Interstate Properties pursuant to a Management Agreement for which the Company receives a quarterly fee equal to 4% of base rent and percentage rent and certain other commissions. The Management Agreement has a term of one year and is automatically renewable unless terminated by either of the parties on sixty days' notice at the end of the term. Although the Management Agreement was not negotiated at arms length, the Company believes based upon comparable fees charged by other real estate companies, that its terms are fair to the Company. For the years ended December 31, 1996, 1995 and 1994, $2,074,000, $1,150,000 and
$894,000 of management fees were earned by the Company pursuant to the Management Agreement.

See Notes 3 and 13 for details on the Company's investment in and advances to Alexander's and VMC.

15.  SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

The following summary represents the results of operations for each quarter in 1996 and 1995:

================================================================================
                                                                       Net
                                                    Net              Income
                               Revenue            Income           Per Share
--------------------------------------------------------------------------------
1996 *
March 31                      $28,610,000       $15,922,000          $ .65
June 30                        29,245,000        15,120,000            .62
September 30                   29,063,000        14,939,000            .61
December 31                    29,969,000        15,383,000**          .62**

1995
March 31                      $26,216,000       $11,837,000          $ .54
June 30                        27,056,000        13,185,000            .56
September 30                   26,630,000        13,567,000            .56
December 31                    28,816,000        14,419,000            .59

* The total for the year differs from the sum of the quarters as a result of weighting.

** In December 1996, the Company recognized an expense of $2,083,000, representing one month's amortization of the $25,000,000 deferred payment due to the Company's President. Also, the Company recognized $2,053,000 of non-recurring income as a result of the reversal of a liability which is no longer required by Alexander's (which Vornado accounts for on the equity method).

================================================================================

16.  DIVIDEND DISTRIBUTIONS

Dividends are characterized for Federal income tax purposes as follows:

================================================================================
                                                  1996          1995       1994
--------------------------------------------------------------------------------
Ordinary income                                  100.0%        100.0%      96.0%
Return of capital (generally non-taxable)         --            --          4.0
--------------------------------------------------------------------------------
Total                                            100.0%        100.0%     100.0%
--------------------------------------------------------------------------------

17.  SUBSEQUENT EVENT

On March 12, 1997, the Company entered into a definitive agreement
(the "Agreement") to acquire interests in all or a portion of seven Manhattan office buildings and certain management and leasing assets held by the Mendik Company and certain of its affiliates. In conjunction with this transaction, the Company will convert to an Umbrella Partnership REIT (UPREIT).

The estimated consideration for the transaction is approximately $654,000,000, including $269,000,000 in cash, $168,000,000 in UPREIT limited partnership units and $217,000,000 in indebtedness. Pro forma revenue of the Mendik Company and affiliates' interests being acquired was approximately $109,000,000 for the year ended December 31, 1996.

The Agreement is subject to the consent of third parties and other customary conditions. It is currently expected that the proposed transaction would be consummated in the second quarter, but there can be no assurance that the proposed transaction will be completed.